SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                            Coronado Industries, Inc.
             (Exact name of Registrant as specified in its charter)

           Nevada                                                22-3161629
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

16929 E. Enterprise Drive, Suite 202, Fountain Hills, Arizona      85268
          (Address of Principal Executive Offices)               (Zip Code)

      2002 Management Stock Option Plan and 2002 Employee Stock Option Plan
                            (Full title of the plan)

                                  Gary R. Smith
                                    President
                            Coronado Industries, Inc.
                      16929 E. Enterprise Drive, Suite 202
                            Fountain Hills, AZ 85268
                     (Name and address of agent for service)

                                 (480) 837-6870
          (Telephone number, including area code, of agent for service)

                                  With copy to:
                              Michael K. Hair, P.C.
                             7407 E. Ironwood Court
                            Scottsdale, Arizona 85258
                                 (480) 443-9657

Approximate Date of Commencement of Proposed Sale: As soon as practicable after the Registration Statement becomes effective.

                         CALCULATION OF REGISTRATION FEE

================================================================================
                                     Proposed      Proposed
    Title of                          Maximum       Maximum
   Securities           Amount        Offering     Aggregate       Amount of
     to be               to be         Price        Offering     Registration
   Registered         Registered     Per Share       Price            Fee
--------------------------------------------------------------------------------
Common Stock,
$.001 par value       8,600,000         $.06        $516,000        $41.74
================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.

THE PLANS

     This registration statement covers two compensation plans: the 2002 Management Stock Option Plan (the "2002 Management Plan") and the 2002 Employee Stock Option Plan (the "2002 Employee Plan"). Coronado Industries, Inc. (the "Registrant") will fund the 2002 Management Plan and the 2002 Employee Plan with up to 6,000,000 and 2,600,000 shares, respectively, of its $.001 par value common stock (the "Stock").

     Under the 2002 Management Plan, Messrs. G. Richard Smith, Gary R. Smith, and John Livecchi may each purchase up to 350,000 shares of the Registrant's stock, at a price of $.02 per share for a period of 5 years. These options were designed to qualify as incentive stock options pursuant to the Internal Revenue Code. Also under the 2002 Management Plan Messrs. Smith, Smith and LiVecchi may each purchase up to 1,650,000 shares of Registrant's common stock at a price of $.01 per share for a period of ten years as non-qualified stock options. The particpants in the 2002 Management Plan have been issued stock option agreements.

     Under the 2002 Employee Plan, six consultants may purchase up to a total of 2,600,000 shares of the Registrant's stock, at a price of $.01 per share for a period of 10 years. These options were designed as non-qualified stock options pursuant to the Internal Revenue Code. The six consultants and their respective shares are as follows: Dr. Leo Bores - 500,000; Robert Smith - 500,000; Karen Trask - 100,000; Jeffrey Smith - 500,000; Steven Smith - 500,000; and Michael K. Hair - 500,000. The particpants in the 2002 Employee Plan have been issued stock option agreements.

DESCRIPTION OF REGISTRANT'S SECURITIES

     The authorized capital stock of the Company consists of 400,000,000 shares of common stock ("Common Stock"), of which 152,467,159 shares were issued and outstanding on July 17, 2003 and 3,000,000 shares of $.001 par value Preferred Stock, of which no shares have been issued as of July 17, 2003. All presently outstanding shares are duly authorized, fully-paid and non-assessable.

     Each share of the Common Stock is entitled to one vote on all matters to be voted on by the shareholders, such as the election of certain directors and other matters that directly impact the rights of the holders of such class. There is no cumulative voting in the election of directors. Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of any dissolution, winding up or liquidation of the Company, the shares of Common Stock will share ratably in all the funds available for distribution after payment of all debts and obligations. The holders of Common Stock are subject to any rights that may be fixed for holders of preferred stock as designated upon issuance.

ISSUANCE OF SHARES

     Under Registrant's 2002 Management Plan and 2002 Employee Plan, the option grantees may exercise their stock options by delivering a check for the purchase price for all or a portion of the option shares and a written statement to the Registrant. There are no stock appreciation rights available to the optionees in these plans.

     The Stock will not be purchased in the open market.

RESALE RESTRICTIONS

     Since the Registrant does not satisfy the requirements for the use of Form S-3, the consultant optionees under the 2002 Employee Plan, even though not controlling persons, are bound by the volume limitations of Rule 144, which currently would limit participants to sell no more than 1,520,000 shares of Registrant's common stock in any 3 month period. Management employees under the 2002 Management Plan will be bound by the same volume restriction of Rule 144.

ITEM 2.

     The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 and all reports filed with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 subsequent to December 31, 2002 are incorporated by reference into this Prospectus. Copies of these documents are available to any eligible employee and consultant, without charge, upon written or oral request made to the Registrant at 16929 E. Enterprise Drive, Suite 202, Fountain Hills, Arizona 85268, telephone number (480) 837-6810.

                                     PART I

                 INFORMATION REQUIRED IN THE REOFFER PROSPECTUS

ITEM 1. Not Applicable at this time.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

     The following documents are hereby incorporated by reference into this Registration Statement: (a) the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002; and (b) all reports filed with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 subsequent to December 31, 2001.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

ITEM 4. DESCRIPTION OF SECURITIES. Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL. Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article V of the Company's Articles of Incorporation eliminates the personal liability of directors of the Company for violation of their fiduciary duty of care.

     Section 78.751 of the Nevada General Corporation Law, as amended, applies to the Company and provides for the indemnification of officers and directors in specified instances. It permits a corporation, pursuant to a bylaw provision or in an indemnity contract, to pay an officer's or director's litigation expenses in advance of a proceeding's final disposition, and provides that rights arising under an indemnity agreement or bylaw provision may continue as to a person who has ceased to be a director or officer.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED. Not applicable.

ITEM 8. EXHIBITS.

     Exhibit Index located at Page 6.

ITEM 9. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a) (3)of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof)which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post- effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fountain Hills, and the State of Arizona, on July 18, 2003.

                                        Coronado Industries, Inc.

                                        By /s/ Gary R. Smith
                                           -------------------------------------
                                           Gary R. Smith President

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

                                       Capacity In
      Signature                       Which Executed                    Date
      ---------                       --------------                    ----

/s/ Gary R. Smith           President, Treasurer (Principal        July 18, 2003
-----------------------     Financial and Accounting Officer);
Gary R. Smith               Director


/s/ G. Richard Smith        Chairman (Chief Executive Officer)     July 18, 2003
-----------------------     and Secretary; Director
G. Richard Smith


                            Director
-----------------------
John T. LiVecchi


/s/ Mark Smith              Director                               July 18, 2003
-----------------------
Mark Smith

                                  EXHIBIT INDEX

   Exhibit                                                           Method Of
   Number                          Description                        Filing
   ------                          -----------                        ------
     4.1       2002 Mangement Stock Option Plan                         *

     4.2       2002 Employee Stock Option Plan                          *

     4.3       Form of Agreement with Stock Option Grantee              *

      5        Opinion rendered by Michael K. Hair, P.C.,               *
               counsel for the Registrant (including consent)

    23.1       Consent of Accountants                                   *

    23.2       Consent of Counsel                                  See Exhibit 5

----------
*    Filed herewith